As filed with the Securities and Exchange Commission on July 2, 2019

Registration No. 333-195231

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1

TO

FORM S-8

REGISTRATION STATEMENT

Under

The Securities Act of 1933

AMBER ROAD, INC.

(Exact name of registrant as specified in its charter)

Delaware	22-2590301
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)

One Meadowlands Plaza

East Rutherford, New Jersey 07073

(Address, including zip code, of registrant’s principal executive offices)

2002 Stock Option Plan

2012 Omnibus Incentive Compensation Plan

(Full title of the plan)

Laura Fese

Vice President and Secretary

Amber Road, Inc.

One Meadowlands Plaza

East Rutherford, New Jersey 07073

(201) 935-8588

(Name and address, and telephone number, including area code, of agent for service)

Copies to:

Morgan D. Elwyn

Robert A. Rizzo

Claire E. James

Willkie Farr & Gallagher LLP

787 Seventh Avenue

New York, New York 10019

(212) 728-8000

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☒

Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☐

		Emerging growth company	☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☒

EXPLANATORY NOTE

DEREGISTRATION OF SECURITIES

This Post-Effective Amendment No. 1 (this “Post-Effective Amendment”) relates to the Registration Statement of Amber Road, Inc., a Delaware corporation (“Amber Road”), on Form S-8 (Registration No. 333-195231), filed with the Securities and Exchange Commission (the “SEC”) on April 11, 2014 (the “Registration Statement”), which registered the offering of an aggregate of 6,979,221 shares of the Company’s common stock, par value $0.001 per share (the “Common Stock”), which included (i) 1,832,525 shares of Common Stock issuable upon exercise of then outstanding options under the Company’s 2002 Stock Option Plan (the “2002 Plan”), and (ii) 5,146,696 shares of Common Stock authorized for issuance under the 2012 Omnibus Incentive Compensation Plans (the “2012 Plan”), of which 831,660 shares of Common Stock were issuable upon exercise of then outstanding options.

On July 2, 2019, pursuant to the Agreement and Plan of Merger, dated as of May 12, 2019 (the “Merger Agreement”), by and among Amber Road, Eagle Parent Holdings, LLC, a Delaware limited liability company (“Parent”). Chicago Merger Sub, Inc., a Delaware corporation and an indirect wholly owned subsidiary of Parent (“Purchaser”), and solely for purposes of Section 9.17 thereof, E2open, LLC, Purchaser merged with and into Amber Road with Amber Road surviving as an indirect wholly owned subsidiary of Parent (the “Merger”). As a result of the Merger, Amber Road has terminated all offerings of its Common Stock pursuant to its existing registration statements, including the Registration Statement.

In connection with the Merger and other transactions contemplated by the Merger Agreement, and in accordance with an undertaking made by Amber Road in the Registration Statement to remove from registration by means of a post-effective amendment, any shares of Common Stock that remain unsold or redeemed at the termination of the offering, Amber Road hereby removes and withdraws from registration all securities of Amber Road registered pursuant to the Registration Statement that remain unsold as of the date hereof.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Post-Effective Amendment No. 1 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of East Rutherford, State of New Jersey, on July 2, 2019.

AMBER ROAD, INC.

By:	/s/ Laura Fese
Laura Fese
Vice President and Secretary

No other person is required to sign this Post-Effective Amendment No. 1 to the Registration Statement in reliance upon Rule 478 under the Securities Act of 1933, as amended.